FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ESESIS, INC.
(Exact name of registrant as specified in its charter)

Colorado	03-0471717
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Esesis, Inc.
7345 E. Peakview Avenue
Centennial, Colorado 80111
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.0001 par value
(Title of Class)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:  333-102145

Item 1.  Description of Registrant's Securities to be Registered.

Common Stock

            There are presently 20,200,000 issued and outstanding shares of common stock.  Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights.  The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.  All shares of common stock are entitled to share equally in dividends when declared by the board of directors and, upon liquidation or dissolution of Esesis, whether voluntary or involuntary, to share equally in the assets of Esesis available for distribution to shareholders.  The board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our articles of incorporation, and to issue options and warrants for the purchase of such shares on such terms and conditions and for such consideration as the board may deem appropriate without further shareholder action. Each holder of common stock is entitled to one vote per share on all matters on which such shareholders are entitled to vote.  Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.  The above description concerning the common stock of Esesis does not purport to be complete.  Reference is made to our articles of incorporation and bylaws, which are incorporated by reference to Form SB-2 (SEC File #333-10245) or are available for inspection at our principal executive offices, as well as to the applicable statutes of the State of Colorado for a more complete description concerning the rights and liabilities of shareholders under Colorado law.

Item 2.  Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit No.

Description

3.1	Articles of Incorporation dated July 5, 2002 and Statement of Correction thereto(1)

3.2	Bylaws(1)

4.1	Form of Specimen Common Stock Certificate(1)

________________

(1)	Incorporated by Reference to the Exhibit to the Registrant’s Registration Statement on Form SB-2 (File #333-102145).

SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ESESIS, INC.

Date: February 6, 2004	By: /s/ Mark Hogan
Mark Hogan President, Treasurer, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer